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                                                                   EXHIBIT 3.1.1

                           SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                             ORIGEN FINANCIAL, INC.

         ORIGEN FINANCIAL, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended, does hereby certify:

         ONE: The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 31, 2003. The Corporations Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 17, 2003.

         TWO: In accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware, the Corporation has received no payment for any of its stock.

         THREE: This Second Amended and Restated Certificate of Incorporation restates and amends the provisions of the Amended and Restated Certificate of Incorporation of this corporation and has been duly adopted in accordance with
Section 241 and Section 245 of the General Corporation Law of the State of Delaware, as amended. This Second Amended and Restated Certificate of Incorporation shall become effective on the date of its filing with the Secretary of State of the State of Delaware.

         FOUR: The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

                                    ARTICLE 1

                                      NAME

                  The name of the corporation is Origen Financial, Inc. (hereinafter referred to as the "Corporation").

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                                    ARTICLE 2

                                REGISTERED OFFICE

                  The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at that address is The Corporation Trust Company.

                                    ARTICLE 3

                                     PURPOSE

                  The purpose of the Corporation is to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code")) for which a corporation may be organized under the Delaware General Corporation Law. For purposes of this Certificate of Incorporation, "REIT" means a real estate investment trust under Sections 856 through 860 of the Code.

                                    ARTICLE 4

                                      STOCK

         4.1 The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Thirty Five Million Shares (135,000,000), consisting of One Hundred Million (100,000,000) shares of Common Stock, par value one cent ($.01) per share (the "Common Stock"), Twenty Five Million (25,000,000) shares of Excess Stock, par value one cent ($.01) per share (the "Excess Stock"), and Ten Million (10,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock").

         4.2 The board of directors is authorized, subject to any limitations prescribed by law, to

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provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred
Stock Designation.

         4.3 Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote.

                                    ARTICLE 5

                          MANAGEMENT OF THE CORPORATION

         5.1 The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

         (a) The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the by-laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

         (b) The directors of the Corporation need not be elected by written ballot unless the by-laws so provide.

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         (c)      Any action required or permitted to be taken by the
stockholders of the Corporation may be effected (i) at a duly called annual or special meeting of stockholders of the Corporation or (ii) without a meeting, if a unanimous consent in writing setting forth the action so taken is signed by all of the stockholders entitled to vote thereon.

         (d) Special meetings of stockholders of the Corporation may be called by the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term "Whole Board" shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Special meetings of stockholders shall also be called by the secretary upon written request of the holders of shares entitled to cast not less than ten percent (10%) of all the votes entitled to be cast at such meeting. Unless requested by the stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any special meeting of the stockholders held during the preceding twelve (12) months.

         (e) The Corporation shall use its reasonable best efforts to cause the Corporation and its stockholders to qualify for U.S. Federal income tax treatment in accordance with the provisions of the Code applicable to a REIT. In furtherance of the foregoing, the Corporation shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as in its sole judgment and discretion are desirable, to preserve the status of the Corporation as a REIT; provided, however, that if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to have the Corporation qualify as a REIT, the Board of Directors may cause the Corporation to revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code.

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                                    ARTICLE 6

                             RIGHTS OF STOCKHOLDERS

         6.1 Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the Whole Board.

         6.2 Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the board of directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall serve for a term expiring at the annual meeting of stockholders or until such director's successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

         6.3 Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the by-laws of the Corporation.

         6.4 Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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                                    ARTICLE 7

              LIMITATIONS ON TRANSFER AND OWNERSHIP OF EQUITY STOCK

         7.1 Definitions. For purposes of this Article 7 and any other provision of this Second Amended and Restated Certificate of Incorporation, the following terms shall have the meanings set forth below:

         "Beneficial Ownership," when used with respect to ownership of shares of Equity Stock by any Person, shall mean ownership of shares of Equity Stock which are directly or indirectly owned by such Person for purposes of Section 542(a)(2) of the Code taking into account the constructive ownership rules of
Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code; provided, however, that in determining the number of shares Beneficially Owned by a Person, no share shall be counted more than once. Whenever this Certificate of Incorporation requires a determination of the percentage of outstanding shares of a class or series of Equity Stock Beneficially Owned by a Person, the Option Shares Beneficially Owned by that Person (and not other Option Shares) shall also be deemed to be outstanding. "Option Shares" means shares of Equity Stock that are not actually outstanding but which may be issued upon the exchange, redemption, conversion or exercise of any other security or contract right (e.g., shares issuable upon the exercise of an option or convertible security). The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have correlative meanings.

         "Beneficiary" shall mean, with respect to any Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses
(vii) and (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Section 7.4(d) of this Article 7.

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         "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "Code" shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include reference to any corresponding provision of future law.

         "Constructive Ownership" shall mean ownership of shares of Equity Stock by a Person who is or would be treated as a direct or indirect owner of such shares of Equity Stock through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Own," "Constructively Owns" and "Constructively Owned" shall have correlative meanings.

         "Equity Stock" shall mean a particular class (other than Excess Stock) or series of capital stock of the Corporation. The use of the term "Equity Stock" or any term defined by reference to the term "Equity Stock" shall refer to the particular class or series of capital stock which is appropriate under the context.

         "Excepted Holder" shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Board pursuant to Section 7.5(a) hereof.

         "Excepted Holder Limit" shall mean the ownership limit with respect to the Equity Stock of the Corporation established by the Board for an Excepted Holder pursuant to Section 7.5(a), provided that such Excepted Holder agrees to comply with the requirements established by the Board pursuant to Section 7.5(a).

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         "Individual" shall mean an "individual" within the meaning of Code
Section 542(a)(2), as modified by Sections 544 and 856(h) of the Code.

         "IRS" shall mean the Internal Revenue Service, which administers the internal revenue laws of the United States.

         "Market Price" of Equity Stock on any date shall mean the average of the Closing Price for shares of such Equity Stock for the five (5) consecutive Trading Days ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to Equity Stock listed or admitted to trading on the New York Stock Exchange or, if the shares of Equity Stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to Equity Stock listed on the principal national securities exchange on which the shares of Equity Stock are listed or admitted to trading or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq Stock Market, Inc. or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the shares of Equity Stock are not listed on a national securities exchange or quoted by any such organization, the market price of the Equity Stock on the relevant date as determined in good faith by the Board.

         "Non-Transfer Event" shall mean an event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own a greater number of shares of Equity Stock than such Person Beneficially Owned or Constructively Owned immediately prior

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to such event. Non-Transfer Events include, but are not limited to, (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of shares (or of Beneficial Ownership or Constructive Ownership of shares) of Equity Stock or (ii) the sale, transfer, assignment or other disposition of interests in any Person or of any securities or rights convertible into or exchangeable for shares of Equity Stock or for interests in any Person that directly or indirectly results in changes in Beneficial Ownership or Constructive Ownership of shares of Equity Stock.

         "One Hundred Shareholders Date" shall mean the earlier of (i) December 31, 2003, and (ii) the first date upon which the shares of Equity Stock are beneficially owned by 100 or more Persons within the meaning of Code Section 856(a)(5) without regard to Code Section 856(h)(2).

         "Ownership Limit" shall mean, with respect to each class or series of Equity Stock, 9.25% of the number of outstanding shares of such class or series of Equity Stock.

         "Permitted Transferee" shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section 7.4(h) of this Article 7.

         "Person" shall mean a corporation, association, retirement system, international organization, joint venture, partnership, limited liability company, trust, estate or Individual.

         "Prohibited Owner" shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who is prevented from becoming or remaining the owner of record title to shares of Equity Stock by the provisions of Section 7.4(a) of this Article 7.

         "Restriction Termination Date" shall mean the date, if any, which the Board fixes as the date after which it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify under the Code as a REIT.

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         "Subsidiary" shall mean, with respect to any Person, any corporation, partnership or other entity of which a majority of (i) the voting power of the voting equity securities, or (ii) the outstanding equity securities, is owned, directly or indirectly, by such Person.

         "Trading Day" shall mean a day on which the principal national securities exchange on which any of the shares of Equity Stock are listed or admitted to trading is open for the transaction of business or, if none of the shares of Equity Stock are listed or admitted to trading on any national securities exchange, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "Transfer" (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of shares (or of Beneficial Ownership of shares) of Equity Stock, whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. "Transfer" (as a verb) shall have the correlative meaning.

         "Trust" shall mean any separate trust created and administered in accordance with the terms of Section 7.4 of this Article 7, for the exclusive benefit of any Beneficiary.

         "Trustee" shall mean any Person or entity, unaffiliated with both the Corporation and any Prohibited Owner (and, if different than the Prohibited Owner, the Person who would have had Beneficial Ownership of the shares of Equity Stock that would have been owned of record by the Prohibited Owner), designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof.

         7.2      Restriction on Ownership and Transfer.

         (a) Except as provided in Section 7.5(a) of this Article 7, until the Restriction Termination Date, (i) no Person (including an Individual), other than an Excepted Holder, shall

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Beneficially Own shares of Equity Stock that would cause an Individual to
Beneficially Own shares of Equity Stock in excess of the Ownership Limit and
(ii) no Excepted Holder shall Beneficially Own shares of Equity Stock in excess of the Excepted Holder Limit for such Excepted Holder. Any purported Transfer that, if effective, would result in (y) any Person (including an Individual), other than an Excepted Holder, Beneficially Owning shares of Equity Stock that would cause an Individual to Beneficially Own shares of Equity Stock in excess of the Ownership Limit or (z) any Excepted Holder Beneficially Owning shares of Equity Stock in excess of the Excepted Holder Limit, shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially Owned by such Person (including an Individual) and/or Excepted Holder in excess of the Ownership Limit and/or Excepted Holder Limit established for such Excepted Holder by the Board pursuant to Section 7.5(a), and the intended transferee shall acquire no rights in such shares of Equity Stock.

         (b) Until the Restriction Termination Date, any purported Transfer that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares of Equity Stock that would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such shares of Equity Stock.

         (c) From and after the One Hundred Shareholders Date and until the Restriction Termination Date, any purported Transfer that, if effective, would result in shares of Equity Stock being beneficially owned by fewer than 100 Persons for purposes of Section 856(a)(5) of the Code shall be void ab initio and the intended transferee shall acquire no rights in such shares of Equity Stock.

         7.3 Owners Required to Provide Information. Until the Restriction Termination Date:

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         (a)      Every record owner of more than 5%, or such lower percentages as are then required pursuant to regulations under the Code, of the outstanding shares of any class or series of Equity Stock of the Corporation shall, no later than January 30 of each year, provide to the Corporation a written statement or affidavit stating the name and address of such record owner, the number of shares of Equity Stock owned by such record owner, and a description of how such shares are held. Each such record owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such ownership on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit and other applicable laws, as determined by the Board.

         (b) Each Person who is a Beneficial Owner of shares of Equity Stock and each Person (including the stockholder of record) who is holding shares of Equity Stock for a Beneficial Owner shall, within thirty (30) days of receiving a written request from the Corporation therefor, provide to the Corporation a written statement or affidavit stating the name and address of such Beneficial Owner, the number of shares of Equity Stock Beneficially Owned by such Beneficial Owner, a description of how such shares are held, and such other information as the Corporation may request in order to determine the Corporation's status as a REIT and to ensure compliance with the Ownership Limit and other applicable laws, as determined by the Board.

         (c) In the event any Person fails to timely comply with Section 7.3(a) or 7.3(b), the Corporation may withhold all dividends and distributions payable to such Person, and maintain such withheld dividend and distribution payments in a non-interest bearing escrow account, until the earlier to occur of the date on which: (i) such Person has complied with the Corporation's request for information under Section 7.3(a) or 7.3(b), as applicable, (ii) the Corporation has elected that it will no longer qualify as a REIT under the Code, or (iii) the Corporation has elected to dissolve.

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         7.4      Excess Stock.

         (a)      Conversion into Excess Stock.

                  (i) If, notwithstanding the other provisions contained in the Certificate of Incorporation, prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that (A) any Person (including an Individual), other than an Excepted Holder, would Beneficially Own shares of Equity Stock that would cause an Individual to Beneficially Own shares of Equity Stock in excess of the Ownership Limit or (B) any Person that is an Excepted Holder would Beneficially Own shares of Equity Stock in excess of the applicable Excepted Holder Limit, each of (A) and (B) as described in Section 7.2(a), then, (X) except as otherwise provided in Section 7.5 of this Article 7, the purported transferee shall be deemed to be a Prohibited Owner and shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the shares of Equity Stock Beneficially Owned by such Beneficial Owner shall cease to own any right or interest) in such number of shares of Equity Stock the ownership of which by the purported transferee or record holder would cause (1) any Individual to Beneficially Own shares of Equity Stock in excess of the Ownership Limit or (2) an Excepted Holder to Beneficially Own shares of Equity Stock in excess of the applicable Excepted Holder Limit, as the case may be, (Y) such number of shares of Equity Stock in excess of the Ownership Limit or the Excepted Holder Limit, as the case may be (rounded up to the nearest whole share), shall be automatically converted into an equal number of shares of Excess Stock and transferred to a Trust in accordance with Section 7.4(d) of this Article 7 and (Z) the Prohibited Owner shall submit the shares (including the certificates representing such number of shares, if any) of Equity Stock to the Corporation, accompanied by all requisite and duly

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executed assignments of transfer thereof, for registration in the name of the
Trustee of the Trust. Such conversion into Excess Stock and transfer to a Trust shall be effective as of the close of business on the Business Day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be, even though the certificates representing the shares of Equity Stock so converted may be submitted to the Corporation at a later date.

                  (ii) If, notwithstanding the other provisions contained in the Certificate of Incorporation, prior to the Restriction Termination Date there is a purported Transfer or Non-Transfer Event that, if effective, would:
(A) result in the Corporation being "closely held" as described in Section 7.2(b) or (B) result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons as described in Section 7.2(c) on or after the One Hundred Shareholders Date, then (X) the purported transferee shall be deemed to be a Prohibited Owner and shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the shares of Equity Stock with respect to which such Non-Transfer Event occurred shall cease to own any right or interest) in such number of shares of Equity Stock, the ownership of which by such purported transferee or record holder would result in or cause any of the events described in subsections (A) or (B) above, (Y) such number of shares of Equity Stock (rounded up to the nearest whole share) shall be automatically converted into an equal number of shares of Excess Stock and transferred to a Trust in accordance with Section 7.4(d) of this Article 7 and
(Z) the Prohibited Owner shall submit such number of shares (including the certificates representing such number of shares, if any) of Equity Stock to the Corporation, accompanied by all requisite and duly executed assignments of transfer thereof, for registration in the name of the Trustee of the Trust. Such conversion into Excess Stock and transfer to a Trust shall be effective as of the close of business on the Business Day prior to the date of the

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purported Transfer or Non-Transfer Event, as the case may be, even though the certificates, if any, representing the shares of Equity Stock so converted may be submitted to the Corporation at a later date.

                  (iii) Upon the occurrence of a conversion of shares of Equity Stock into an equal number of shares of Excess Stock, such shares of Equity Stock shall be retired and shall thereupon be restored to the status of authorized but unissued shares of Equity Stock of the same class and series as the Equity Stock from which such Excess Stock was converted and may be reissued by the Corporation as such Equity Stock.

         (b) Remedies for Breach. If the Corporation, or its designees, shall at any time determine in good faith that a Transfer has taken place in violation of Section 7.2 of this Article 7 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Equity Stock in violation of Section 7.2 of this Article 7, the Corporation shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the stock transfer books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition, but the failure to take any such action shall not affect the automatic conversion of shares of Equity Stock into Excess Stock and their transfer to a Trust in accordance with Section 7.4(a) and Section 7.4(d).

         (c) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares of Equity Stock in violation of Section 7.2 of this
Article 7, or any Person who owned shares of Equity Stock that were converted into shares of Excess Stock and transferred to a Trust

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pursuant to Sections 7.4(a) and 7.4(d) of this Article 7, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event, as the case may be, on the Corporation's status as a REIT.

         (d) Ownership in Trust. Upon any purported Transfer or Non-Transfer Event that results in Excess Stock pursuant to Section 7.4(a) of this Article 7, such Excess Stock shall be automatically and by operation of law transferred to one or more Trustees of one or more Trusts created by the Corporation to be held for the exclusive benefit of one or more Beneficiaries designated by the Corporation. Any conversion of shares of Equity Stock into shares of Excess Stock and transfer to a Trust shall be effective as of the close of business on the Business Day prior to the date of the purported Transfer or Non-Transfer Event that results in the conversion. Shares of Excess Stock so held in trust shall remain issued and outstanding shares of Stock of the Corporation.

         (e) Dividend Rights. Each share of Excess Stock shall be entitled to the same dividends and distributions (as to both timing and amount) as may be declared by the Board with respect to shares of Equity Stock of the same class and series as the shares of Equity Stock that were converted into such Excess Stock. The Trustee, as record holder of the shares of Excess Stock, shall be entitled to receive all dividends and distributions and shall hold all such dividends and distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to such shares of Excess Stock shall repay to the Trust the amount of any dividends or distributions received by it (i) that are attributable to any shares of Equity Stock that have been converted into shares of Excess Stock and (ii) which were distributed by the Corporation to stockholders of

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record on a record date which was on or after the date that such shares were converted into shares of Excess Stock. The Corporation shall have the right to take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Equity Stock Beneficially Owned by the Person who, but for the provisions of this Article 7, would Constructively Own or Beneficially Own the shares of Equity Stock that were converted into shares of Excess Stock; and, as soon as reasonably practicable following the Corporation's receipt or withholding thereof, shall pay over to the Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

         (f) Rights upon Liquidation. In the event of any voluntary or involuntary liquidation of, or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Excess Stock shall be entitled to receive, ratably with each holder of shares of Equity Stock of the same class and series as the shares of Equity Stock that were converted into such Excess Stock and other holders of such Excess Stock, that portion of the assets of the Corporation that is available for distribution to the holders of shares of such Equity Stock. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, winding up or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the conversion of the shares into shares of Excess Stock, the product of (i) the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock and (ii) the number of shares of Equity Stock which were so converted into Excess Stock and held by the Trust, and, in the case of a Non-Transfer Event or purported Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer, as the case may be, resulted in the conversion of the shares of Equity Stock into shares of Excess Stock, the product of (x) the price per share equal to the Market Price for the shares of Equity Stock that were converted into such Excess Stock on the date of such Non-Transfer Event or purported Transfer and (y) the number of shares of Equity Stock which were so converted into Excess Stock. Any remaining amount in such Trust shall be distributed to the Beneficiary.

         (g) Voting Rights. Each share of Excess Stock shall entitle the holder to no voting rights. Any vote by a Prohibited Owner as a purported holder of shares of Equity Stock prior to the discovery by the Corporation and/or the Trustee that such shares of Equity Stock have been converted into shares of Excess Stock shall, to the fullest extent permitted by applicable law, be rescinded and shall be void ab initio with respect to such shares of Excess Stock; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind such vote.

         (h)      Designation of Permitted Transferee.

                  (i) As soon as practicable after the Trustee acquires Excess Stock, but in an orderly fashion so as not to materially adversely affect the price of Equity Stock, the Trustee shall designate one or more Persons as Permitted Transferees and sell to such Permitted Transferees any shares of Excess Stock held by the Trustee; provided, however, that (A) any Permitted Transferee so designated purchases for valuable consideration the shares of Excess Stock and (B) any Permitted Transferee so designated may acquire such shares of Excess Stock without violating any of the restrictions set forth in
Section 7.2 of this Article 7 and without such acquisition resulting in the conversion of the shares of Equity Stock so acquired into shares of Excess Stock and the transfer of such shares to a Trust pursuant to Sections 7.4(a) and 7.4(d) of this Article 7. The Trustee shall have the exclusive and absolute right to designate Permitted Transferees of any and all shares of Excess Stock. Prior to any transfer by the Trustee of shares of Excess Stock to a Permitted Transferee, the Trustee shall give not less than five (5) Business Days' prior written notice to the Corporation of such intended transfer to enable the Corporation to determine whether to exercise or waive its purchase rights under Section 7.4(j) of this Article 7. No such transfer by the Trustee of shares of Excess Stock to a Permitted Transferee shall be consummated unless the Trustee has received a written waiver of the Corporation's purchase rights under Section 7.4(j) of this Article 7.

                  (ii) Upon the designation by the Trustee of a Permitted Transferee and compliance with the provisions of this Section 7.4(h), the Trustee shall cause to be transferred to the Permitted Transferee shares of Excess Stock acquired by the Trustee pursuant to Section 7.4(d) of this Article
7. Upon such transfer of shares of Excess Stock to the Permitted Transferee, such shares of Excess Stock shall be automatically converted into an equal number of shares of Equity Stock of the same class and series as the Equity Stock that was originally converted into such Excess Stock. Upon the occurrence of such a conversion of shares of Excess Stock into an equal number of shares of Equity Stock, such shares of Excess Stock shall be retired and thereupon shall be restored to the status of authorized but unissued shares of Excess Stock and may be reissued by the Corporation as Excess Stock. The Trustee shall (A) cause to be recorded on the stock transfer books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of Equity Stock, and
(B) distribute to the Beneficiary
any and all amounts held with respect to such shares of Excess Stock after making payment to the Prohibited Owner pursuant to Section 7.4(i) of this
Article 7.

                  (iii) If the Transfer of shares of Excess Stock to a purported Permitted Transferee would or does violate any of the transfer restrictions set forth in Section 7.2 of this Article 7, such Transfer shall be void ab initio as to that number of shares of Excess Stock that cause the violation of any such restriction when such shares are converted into shares of Equity Stock (as described in clause (ii) above) and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and shall acquire no rights in such shares of Excess Stock or Equity Stock. Such shares of Equity Stock shall be automatically re-converted into Excess Stock and transferred to the Trust from which they were originally Transferred. Such conversion and transfer to the Trust shall be effective as of the close of business on the Business Day prior to the date of the Transfer to the purported Permitted Transferee and the provisions of this Article 7 shall apply to such shares, including, without limitation, the provisions of Sections 7.4(h) through 7.4(j) with respect to any future Transfer of such shares by the Trust.

         (i) Compensation to Record Holder of Shares of Equity Stock That Are Converted into Shares of Excess Stock. Any Prohibited Owner shall be entitled (following acquisition of the shares of Excess Stock and subsequent designation of and sale of Excess Stock to a Permitted Transferee in accordance with Section 7.4(h) of this Article 7 or following the acceptance of the offer to purchase such shares in accordance with Section 7.4(j) of this Article 7) to receive from the Trustee following the sale or other disposition of such shares of Excess Stock the lesser of (i) (A) in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the conversion of such shares into shares of Excess

Stock, the product of (1) the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock and (2) the number of shares of Equity Stock which were so converted into Excess Stock and (B) in the case of a Non-Transfer Event or purported Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer, as the case may be, resulted in the conversion of such shares into shares of Excess Stock, the product of (1) the price per share equal to the Market Price for the shares that were converted into such Excess Stock on the date of such Non-Transfer Event or purported Transfer and (2) the number of shares of Equity Stock which were so converted into Excess Stock, (ii) the proceeds received by the Trustee from the sale or other disposition of such shares of Excess Stock in accordance with Section 7.4(h) or Section 7.4(j) of this Article 7 or (iii) the amount of the purchase price paid to the Company in exchange for the shares of Equity Stock that were converted into such shares of Excess Stock. Any amounts received by the Trustee in respect of such shares of Excess Stock that is in excess of such amounts to be paid to the Prohibited Owner pursuant to this Section 7.4(i) shall be distributed to the Beneficiary. Each Beneficiary and Prohibited Owner shall be deemed to have waived and, if requested, shall execute a written confirmation of the waiver of, any and all claims that it may have against the Trustee and the Trust arising out of the disposition of shares of Excess Stock, except for claims arising out of the gross negligence or willful misconduct of such Trustee or any failure to make payments in accordance with this Section 7.4 of this
Article 7 by such Trustee.

         (j) Purchase Right in Excess Stock. Shares of Excess Stock shall be deemed to have been offered for sale to the Corporation or its designee, at a price per share equal to the lesser of (i) the price per share of Equity Stock in the transaction that created such shares of Excess Stock

(or, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for the shares (e.g., if the shares were received through a gift or devise)), the Market Price for the shares that were converted into such Excess Stock on the date of such Non-Transfer Event or Transfer or
(ii) the Market Price for the shares that were converted into such Excess Stock on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety
(90) days following the later of (x) the date of the Non-Transfer Event or purported Transfer which results in such shares of Excess Stock or (y) the first to occur of (A) the date the Board first determined that a Transfer or Non-Transfer Event resulting in shares of Excess Stock has occurred and (B) the date that the Corporation received a notice of such Transfer or Non-Transfer Event pursuant to Section 7.4(c) of this Article 7.

         (k) Nothing in this Article 7 shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's status as a REIT.

         7.5      Exceptions to Restrictions on Ownership and Transfers.

         (a) The Board, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or undertakings acceptable to it may, in its sole discretion, waive the application of the Ownership Limit or Excepted Holder Limit to a Person otherwise subject to any such limit, provided that (i) the Board obtains such representations and undertakings from such Person as are reasonably necessary (as determined by the Board) to ascertain that such Person's Beneficial Ownership or Constructive Ownership of shares of Equity Stock will not now or in the future (A) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or (B) result in the shares of Equity Stock of the Corporation being beneficially owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, and (ii) such Person provides to the Board such representations and undertakings, if any, as the Board may, in its sole and absolute discretion, require (including, without limitation, an agreement as to a reduced Ownership Limit or Excepted Holder Limit for such Person with respect to the Beneficial Ownership of one or more other classes or series of Equity Stock not subject to the exception), and such Person agrees in writing that any violation or attempted violation of (X) such other limitation as the Board may establish at the time of such waiver with respect to such Person or (Y) such other restrictions and conditions as the Board may in its sole discretion impose at the time of such waiver with respect to such Person, will result, as of the time of such violation even if discovered after such violation, in the conversion of such shares in excess of the original Ownership Limited or Excepted Holder Limit applicable to such Person into shares of Excess Stock pursuant to Section 7.4(a) of this Article 7.

         (b) Notwithstanding any provision contained in this Article 7 to the contrary, nothing in this Certificate of Incorporation shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or the Nasdaq Stock Market, Inc. or any other automated quotation system. The shares of Equity Stock that are the subject of such a transaction in the hands of a transferee shall continue to be subject to the provisions of Section 7.4 of this Article 7.

         7.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article 7, including any definition contained in
Section 7.1 of this Article 7, the Board shall have the power to determine the application of the provisions of this Article 7 with respect to any situation based on the facts known to it.

         7.7 Remedies Not Limited. Nothing contained in this Article 7 or any other provision of the Certificate of Incorporation shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT and to ensure compliance with the Ownership Limit or the Excepted Holder Limit.

                                    ARTICLE 8

                               AMENDMENT OF BYLAWS

         The board of directors is expressly empowered to adopt, amend or repeal by-laws of the Corporation. Any adoption, amendment or repeal of the by-laws of the Corporation by the board of directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the by-laws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the by-laws of the Corporation.

                                    ARTICLE 9

                             LIMITATION OF LIABILITY

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

                  Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE 10

                    AMENDMENT OF CERTIFICATE OF INCORPORATION

         The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend or repeal this Article 10, Section 4.2 of Article 4, Sections 5.1(c) and 5.1(d) of Article 5, Article 6, Article 7, Article 8 and
Article 9.

                  IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation of Origen Financial, Inc. on October 7, 2003.

                                                 /s/ W. Anderson Geater, Jr.
                                                 -------------------------------

                                                 W. Anderson Geater, Jr., Chief
                                                 Financial Officer